Exhibit 99.1 - News Release of Lee Enterprises, Incorporated dated June 30, 2009

201 N. Harrison St. Davenport, IA 52801 www.lee.net

NEWS RELEASE

Lee Enterprises decides against reverse stock split

DAVENPORT, Iowa (June 30, 2009) — The Board of Directors of Lee Enterprises, Incorporated (NYSE: LEE), has elected not to effect a reverse stock split. At the annual meeting in March, shareholders had granted the board discretionary authority until June 30 to decide whether to do so.

Mary Junck, chairman and chief executive officer, said the board considered current market conditions, business forecasts and other factors that could affect shareholder value, including the prospect of remaining in compliance with New York Stock Exchange rules for continued listing.

The NYSE notified Lee in December 2008 that the company was not in compliance with the NYSE’s continued listing standard of at least $1.00 for the average closing price per share of its publicly traded common shares over a consecutive 30-trading day period.  Since then, the NYSE announced that the standard has been temporarily suspended through July 31, 2009.  As a result, Lee currently has until December 3, 2009, to return to compliance.

“Despite recent volatility in Lee’s share price, owing in part to index rebalancing, we believe our long-term prospects remain strong and will become apparent to more investors as the recession begins to recede,” Junck said. “We believe our recent debt refinancing has given us ample flexibility to manage through the downturn.”

She added: “Our newspapers and their websites continue to reach, by far, the vast majority of adults in our markets, with growing strength across all age groups. We remain, hands down, the leading provider of local news, information and advertising in our markets. As the recession drags on, we are staying focused on building further on these strengths and increasing our lion’s share of local advertising spending.”

Lee Enterprises is a premier provider of local news, information and advertising in primarily midsize markets, with 49 daily newspapers and a joint interest in four others, online sites and more than 300 specialty publications in 23 states. Lee’s newspapers have circulation of 1.5 million daily and 1.8 million Sunday, reaching four million readers daily. Lee’s online sites attract 14 million unique visits monthly, and Lee’s weekly publications have distribution of more than four million households. Lee’s markets include St. Louis, Mo.; Lincoln, Neb.; Madison, Wis.; Davenport, Iowa; Billings, Mont.; Bloomington, Ill.; and Tucson, Ariz. Lee stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking, that is based largely on the Company’s current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond its control, are the Company’s ability to generate cash flows and maintain liquidity sufficient to service its debt, and comply with or obtain amendments or waivers of the financial covenants contained in its credit facilities, if necessary. Other risks and uncertainties include the impact of continuing adverse economic conditions, potential changes in advertising demand, newsprint and other commodity prices, energy costs, interest rates and the availability of credit due to instability in the credit markets, labor costs, legislative and regulatory rulings and other results of operations or financial conditions, difficulties in maintaining employee and customer relationships, increased capital and other costs, competition and other risks detailed from time to time in the Company’s publicly filed documents, including the Company Annual Report on Form 10-K for the year ended September 28, 2008. The words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100

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